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               [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL]

                                                                Exhibit 5.1
                                                                And Exhibit 23.2

                                         October 3, 1996


EquiMed, Inc.
3754 LaVista Road
Tucker, Georgia  30084-5637

Gentlemen:

        We have acted as your counsel in connection with the proposed issuance of shares of common stock in connection with certain acquisitions, as more fully described in the Registration Statement on Form S-4 filed with the Securities and Exchange commission under the Securities Act of 1933, as amended.

        In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as the basis for the opinion set forth below.

        Based upon the foregoing, we are of the opinion that the shares of common stock to be issued by you have been duly authorized and, when duly executed, delivered and paid for, will be duly and validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.

                                         Very truly yours,



                                         /s/ Ballard Spahr Andrews & Ingersoll